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                                                         Exhibit (14)(b)


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of The PNC Fund on Form N-14 of our reports dated August 7, 1995 on the financial statements of The Short Duration Portfolio, The Core Fixed Income Portfolio and The Multi-Sector Mortgage Securities Portfolio III of The BFM Institutional Trust Inc. appearing in the Annual Reports of The BFM Institutional Trust Inc. and of the Multi-Sector Mortgage Securities Portfolio III for the year ended June 30, 1995, and to the references to us under the headings "Other Service Providers for Compass Portfolios, BIT Portfolios and PNC Portfolios" and "Financial Statements and Experts" in the Combined Proxy Statement/Prospectus, which is a part of such Registration Statement.





DELOITTE & TOUCHE LLP


New York, New York
October 9, 1995